Exhibit 10.13(b)

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Amendment”), made and entered into as of the 7 day of June, 2002, by and between ONE CAMPUS ASSOCIATES, L.L.C., a Delaware limited liability company, having an address of c/o: The Gale Management Company, L.L.C., 200 Campus Drive, Suite 200, Florham Park, NJ 07932 (“Lessor”), and CENDANT OPERATIONS, INC., a Delaware corporation, having an address of c/o Cendant Corporation, 1 Campus Drive, Parsippany, NJ 07054 (“Lessee”);

W I T N E S S E T H     T H A T:

WHEREAS, Lessor and Lessee entered into that certain Lease dated December 29, 2000, as amended by that certain First Amendment of Lease dated October 16, 2001 (as amended, the “Lease”) for the lease of the entire office building consisting of approximately 377,000 square feet of space (the “Building”) and land and related improvements (the “Office Building Area”) known as One Campus Drive, located at One Campus Drive, Parsippany, New Jersey (collectively, the “Demised Premises”);

WHEREAS, the Lease and Tenant’s obligations thereunder are guaranteed by Cendant Corporation (“Guarantor”) pursuant to that certain Guaranty of Lease dated December 29, 2000 (the “Guaranty”);

WHEREAS, the Lease contains certain provisions relating to the construction by Lessor of an “Additional Building” within the Office Building Area, all of which property is currently owned by Lessor;

WHEREAS, Lessor has entered into a contract for the purchase and sale of the Building and portions of the Office Building Area (not including the land on which the Additional Building and certain improvements are to be built) and, in connection therewith, and as contemplated under the terms of Section 25(G) and 56 of the Lease, Lessor has completed the subdivision of the Office Building Area into two separate parcels, being Lot 3.07 (the Lot on which the Building and the remainder of the Office Building Area will be located) and Lot 3.12 (the Lot on which the Additional Building, a parking lot and other related facilities within a portion of the Office Building Area are intended to be constructed);

WHEREAS, in connection with the foregoing, Lessor and Lessee desire to amend the Lease to reflect the reduction in the Demised Premises and that upon Lessor’s sale of the Building and portions of the Office Building Area, Lessee’s and the Lessor’s rights and obligations under the Lease with respect to the Additional Building shall cease and that certain rights of Tenant shall be affected; and

WHEREAS, Lessor and Lessee desire to evidence the foregoing and to amend certain other terms and conditions of the Lease and evidence their agreements and other matters by means of this Amendment;

NOW THEREFORE, in consideration of the sum of Ten Dollars ($10.00), the mutual covenants contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Lease is hereby amended and the parties hereto do hereby agree as follows:

1.	Demised Premises. Effective as of May 31, 2002 (the “Effective Date”), the area constituting the Demised Premises shall be reduced and shall thereafter be deemed to consist of and shall consist only of the Building and that parcel of land being Lot 3.07, Block 202 as described on Exhibit A attached hereto and incorporated herein by this reference. That portion of the Demised Premises retained by Lessor on which the Additional Building may be built shall be referred to herein as Lot 3.12, Block 202 as described on Exhibit B attached hereto and incorporated herein by this reference. From and after the Effective Date, all references in the Lease to the “Demised Premises” shall be deemed to mean and shall only mean the Building and that portion of the Office Building Area as described on Exhibit A attached hereto, being Lot 3.07, Block 202.

2.	Additional Building. As of the Effective Date, Lessor and Lessee hereby agree that the Lease shall be amended to delete all references to the “Additional Building” and that neither Lessee nor the Lessor shall have any further rights or obligations with respect to the Additional Building under this Lease. In particular, the Lease shall be specifically amended as follows:

(a)	Section 15 - The words “or within the Additional Building” contained in the third (3[r]d) line from the bottom of the first (1st) full paragraph of such Section are hereby deleted in their entirety.

(b)	Section 24(A) - The words “and leasing and development of the Additional Building” in the seventeenth (17th) line from the bottom of the paragraph on page 22 of the Lease are hereby deleted in their entirety. In addition, the words “costs attributable to the Additional Building if said Additional Building is not on a parcel which is subdivided from the Premises;” and the words “and any costs associated with the development of the Additional Building, including costs which relate to the Demised Premises, but would not have been incurred but for the development of the Additional Building;” contained on the top of page 23 are hereby deleted in their entirety and the Lessor and Lessee agree that Lessee shall not be obligated to pay any Building Operating Costs or costs of any nature whatsoever, including but not limited to the site improvement work to be completed on the Demised Premises or the Additional Building lot in accordance with the terms of that certain construction agreement dated June 7, 2002 between the current Lessor and the contract purchaser of the Demised Premises, DB Real Estate One Campus Drive, L.P. (“Purchaser”), attributable to the Additional Building.

(c)	Section 25 - Section 25(G) of the Lease is hereby deleted in its entirety and is replaced with the words “Intentionally Deleted.” The Lot on which the

Additional Building is located is a separate tax lot and will be separately assessed for real estate tax purposes. Lessor and Lessee agree that Lessee shall not be obligated to pay any Real Estate Taxes, Water or Sewer Rents or any other charges pursuant to Article 25, or elsewhere, in the Lease, related to the lot on which the Additional Building is located.

(d)	Section 36 - Section 36 of the Lease is hereby amended by deleting the second sentence of such Section in its entirety.

(e)	Section 38 - The words “and Lessee’s leasing of the Additional Building pursuant to Section 57 hereof in the last line of Section 38 are hereby deleted in their entirety.

(f)	Section 56 - Section 56 (Additional Building) is hereby deleted in its entirety and is hereby replaced with the words “Intentionally Deleted.”

(g)	Section 57 - Section 57 (Right of First Offer) is hereby deleted in its entirety and is hereby replaced with the words “Intentionally Deleted.”

3.	Declarations; Zoning.

(a) Declarations. Lessee acknowledges that it has read and reviewed the Declarations, which are attached hereto as Exhibit C, and acknowledges that the Lease shall be subject and subordinate to such Declarations. Lessee acknowledges that as of the Effective Date the Declarations will permit and subject certain portions of the Demised Premises to certain easement rights, covenants, restrictions, and encumbrances (the “Restrictions”) as specified therein in favor of the owner of Lot 3.12 in connection with the development of the Additional Building and Lot 3.12. Lessee hereby acknowledges such Restrictions. Lessee agrees to execute an instrument reasonably acceptable to Lessee to evidence such subordination of the Lease to the Declarations, which agreement shall be substantially in the form attached hereto as Exhibit D.

4.	Parking. In addition to the foregoing, Lessee acknowledges that a portion of the parking lot within the Office Building Area which it currently uses is located on Lot 3.12, which parking will be terminated as of the Effective Date. Such parking shall be reconfigured by the named Lessor herein in accordance with the site plan, a copy of which has been previously delivered to Lessee and a schedule of which is attached hereto as Exhibit E and incorporated herein by this reference.

5.	Release of Lessor; Relinquishment by Lessee. Lessee hereby acknowledges and agrees that as of the Effective Date, the Lessor under the Lease shall have no obligations or liability to Lessee with respect to the Additional Building whatsoever, except as set forth in the Declaration, and that Lessor is hereby fully released from any and all such obligations or liabilities. Lessee hereby further acknowledges and agrees that, as of the Effective Date, it shall have no further rights or obligations with respect to the Additional Buildings Lessee hereby fully relinquishing same.

6.	Sale of Demised Premises. Lessee hereby acknowledges that it has received various marketing materials from Lessor pursuant to Section 60 of the Lease in connection with Lessor’s sale of the Demised Premises (or portion thereof) and that Lessee hereby waives its right to make an offer to purchase or to purchase the Demised Premises (or so much as is being sold by Lessor) in connection with the specific sale referenced herein.

7.	Property Manager. Section 59 of the Lease is hereby amended by deleting said section in its entirety and replacing it with the following new provision:

“BUILDING MANAGEMENT. Upon Lessor’s sale of the Building to a third party, Lessor shall cause its successor to agree that at Lessee’s option, (i) such successor of Lessor shall employ a new property management company to provide property management services for the Demised Premises that are typically associated with first class office property management, at an annual rate not to exceed two percent (2%) of the Annual Basic Rent then in effect, or (ii) Lessee shall be responsible, either by way of self-management or providing for third party property management services for the Demised Premises typically associated with first class office buildings. In the event Lessee chooses option (ii), Lessee shall provide Lessor with ninety (90) days advance notice and Lessor and Lessee shall enter into an amendment to the Lease to reflect that Lessor shall have no further obligation for property management and to appropriately modify the economic terms (Annual Basic Rental and Building Operating Costs) to reflect that Lessee shall be responsible for 100% of all Building Operating Costs (excluding those items expressly excluded from Building Operating Costs in Section 24(a) of the Lease) and to further provide that Lessee, rather than Lessor, shall be responsible for the conduct and oversight of the maintenance, operation and management of the Demised Premises and repair and replacement of Building Systems, in each case on terms to be mutually agreed between Lessor and Lessee, but subject to Lessor’s obligations with respect to Building Structure in accordance with the terms of the Lease.

8.	Enforcement Under Construction Agreement. Lessor hereby acknowledges that it is a party to that certain construction agreement between the current Lessor and the Purchaser dated June 7, 2002 (the “Construction Agreement”), a copy of which is attached hereto as Exhibit E. Lessor hereby represents and warrants to Lessee that it will diligently, in the exercise of its reasonable commercial judgment, and with due consideration of Lessee’s rights as tenant by and through the terms of its Lease with Lessor, and in good faith pursue and enforce all of its rights and obligations under such Construction Agreement.

9.	Entire Agreement. This Amendment contains and embodies the entire Amendment of the parties hereto, and no representations, inducements, or agreements, oral or otherwise, between the parties not contained in this Amendment shall be of any force or effect. This Amendment may not be modified, changed or terminated in whole or in part in any manner other than by an agreement in writing duly signed by both parties hereto.

10.	Capitalized Terms. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Lease.

11.	Binding Agreement. This Amendment shall not be valid and binding on Lessor and Lessee unless and until it has been completely executed by and delivered to both parties.

12.	Counterparts. This Amendment may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.	Governing Law. This Amendment shall be governed by and construed under the laws of the State of New Jersey.

EXCEPT AS expressly amended and modified hereby, the Lease shall otherwise remain in full force and effect, the parties hereto hereby ratifying and confirming the same. To the extent of any inconsistency between the Lease and this Amendment, the terms of the Lease shall control.

IN WITNESS WHEREOF, the undersigned parties have duly executed this Amendment as of the day and year first above written.

LESSOR:

ONE CAMPUS ASSOCIATES, L.L.C.
A Delaware limited liability company

By:	/s/ Christopher F. Sameth
Print Name: Christopher F. Sameth
Title: Authorized Representative

LESSEE:

CENDANT OPERATIONS, L.L.C.
A Delaware limited liability company

By:	/s/ Thomas Anderson
Print Name: Thomas Anderson
Title: SVP